Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  PASSAVE, INC.

                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware

       Passave, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

1.     The name of the Corporation is Passave, Inc.

2. Paragraph 2.4.3 of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is amended to read in its entirety as follows:

       ELECTION OF DIRECTORS. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

       No stockholder of the Corporation will be permitted to cumulate votes at any election of directors. No election of directors need be by written ballot, unless the Bylaws of the Corporation shall so provide.

3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, Passave, Inc., has caused this Certificate of Amendment to be signed this 20th day of October, 2005.

                                       PASSAVE, INC.




                                       By: /s/ Yaron Garmazi
                                           ------------------------------
                                           Name: Yaron Garmazi
                                           Title: Chief Financial Officer